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Exhibit 10(l)

November 21, 2001

Mr. Todd Vasos
7587 Red Fox Court
Boardman, OH 44512

Dear Todd:

        Thank you for your interest in joining Longs Drug Stores California, Inc. It is a pleasure to confirm our offer of employment to the position of Senior Vice Presidnent—Marketing. This offer is based on the following mutual understanding:

1.
You will receive a base annual salary for the first year of $250,000 payable in equal bi-weekly amounts. You will receive a base annual salary for the second year of $275,000 payable in equal bi-weekly amounts. Any further increases in your base annual salary will be based upon your individual performance as well as the overall performance of the Company.

2.
You will receive during your first year of employment a guaranteed bonus equal to 40% of your base annual salary. Thereafter, any bonus will be based on your individual as well as the Company's overall performance.

3.
You will be paid a hiring bonus of $40,000, which will be grossed up for state and federal income tax purposes.

4.
You will be granted a non-qualified stock option grant of 20,000 shares within 30 days of your hire date at the then current price with vesting according to the then current Company vesting policy. You will be eligible for options granted to the Company's Senior Vice Presidents in conjunction with a new option program currently scheduled to be implemented in the Company's 2003 fiscal year.

5.
You will be reimbursed for reasonable moving expenses based on information submitted by you to the Company, which will be grossed up for state and federal income tax purposes where applicable.

6.
You will be reimbursed for up to six months of reasonable temporary living expenses based on information submitted by you to the Company in order to assist you in finding a new residence.

7.
The Company will purchase your current residence at an agreed upon price based on the average of no less than two appraisals by jointly approved appraisers with the timing of the purchase to be mutually agreed upon.

8.
You will begin to accrue vacation immediately at the rate of four weeks per year.

9.
You will immediately be placed on the Executive Medical Plan including appropriate dependents. This plan includes dental and vision care.

10.
You will be provided the Company's current standard agreement for termination benefits in the event of change in corporate control, as provided to other Company Senior Vice Presidents.

11.
It is mutually agreed that for a two year initial period of your employment with the Company, that the Company shall have limited liability for severance. Should the work arrangements be dissolved during this two year period, the parties mutually agree as follows:

A.
Should Longs choose to sever its employment relationship with you in the first two years for any reason other than for cause, the Company will provide a cash payment equal to one year's salary plus your guaranteed bonus during the first year, and if in the second year, 90% of the estimated bonus for that year. For purposes of this calculation, the estimated bonus will be based on the Company's operating plan. At the conclusion of the one year period, a settlement of the amount due to you will occur. The settlement will true up 90% of the estimated bonus to the actual amount if you had been employed during that period of time.

  B.
  Should you cause your employment to be terminated by your resignation or by being discharged for gross or willful misconduct relating to the performance by you of your duties at the Company, no compensation will be due, other than that accrued to that point.

        If the above is per your understanding and agreement, please sign the original of this letter, keeping the enclosed copy for your records and forwarding the original back to me. We look forward to having you as a member of the Longs team.

Sincerely,
LONGS DRUG STORES CALIFORNIA, INC.
Terry D. Burnside Senior Vice President and Chief Operating Officer

        I accept the terms and conditions of my employment as stated above:

Todd Vasos	Dated:
Start date:

2

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  Exhibit 10(l)